Prospectus Supplement
John Hancock Asset-Based Lending Fund (the fund)
Supplement dated March 12, 2024 to the current Prospectus, as may be supplemented (the Prospectus)
Effective immediately, the similar disclosure under the heading “Example” in the “Fees and Expenses” sub-section of the “Investing in the Fund” section is amended and restated as follows:
The fund also pays the Advisor an Incentive Fee (the “Incentive Fee”) as follows:
The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each Share Class, and shall be calculated and accrued on a monthly basis while being determined and payable in arrears as of the end of each fiscal quarter beginning on and after the commencement of the first fiscal quarter following calendar year end 2023.
In addition, effective immediately, the similar disclosure in the “Advisory Agreement” sub-section of the “Management of the Fund” section is amended and restated as follows:
The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each Share Class, and shall be calculated and accrued on a monthly basis while being determined and payable in arrears as of the end of each fiscal quarter beginning on and after the commencement of the first fiscal quarter following calendar year end 2023.
You should read this supplement in conjunction with the Prospectus and retain it for your future reference.
Manulife, Manulife Investment Management, Stylized M Design, and Manulife Investment Management & Stylized M Design are trademarks of
The Manufacturers Life Insurance Company and are used by its affiliates under license.

Statement of Additional Information Supplement
John Hancock Asset-Based Lending Fund (the fund)
Supplement dated March 12, 2024 to the current Statement of Additional Information, as may be supplemented (the SAI)
Effective immediately, the following similar information under the heading “The Advisor” in the “Investment Advisory and Other Services” section of the SAI is amended and restated as follows:
The fund also pays the Advisor an Incentive Fee (the “Incentive Fee”) as follows:
The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, attributable to each Share Class, and shall be calculated and accrued on a monthly basis while being determined and payable in arrears as of the end of each fiscal quarter beginning on and after the commencement of the first fiscal quarter following calendar year end 2023.
You should read this supplement in conjunction with the SAI and retain it for your future reference.
Manulife, Manulife Investment Management, Stylized M Design, and Manulife Investment Management & Stylized M Design are trademarks of
The Manufacturers Life Insurance Company and are used by its affiliates under license.